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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G
                               (Rule 13d-102)

                 Under the Securities Exchange Act of 1934
                          (Amendment No.       )1
                                         ------

                              McAfee.Com Corp.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                            Class A Common Stock
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                  579062100
                     ----------------------------------
                               (CUSIP Number)

                                 12/31/1999
--------------------------------------------------------------------------------
           (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     /X/ Rule 13d-1(b)

     / / Rule 13d-1(c)

     / / Rule 13d-1(d)

1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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-------------------                                           -----------------
CUSIP No. 579062100                13G                        Page 2 of 8 Pages
-------------------                                           -----------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

           The TCW Group, Inc.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
           Nevada corporation
-------------------------------------------------------------------------------
  NUMBER OF                   (5) Sole Voting Power
   SHARES                                                                  -0-
 BENEFICIALLY                --------------------------------------------------
  OWNED BY                    (6) Shared Voting Power
    EACH                                                             1,062,791
  REPORTING                  --------------------------------------------------
   PERSON                     (7) Sole Dispositive Power
    WITH                                                                   -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                                                     1,062,791
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     1,062,791
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares*                                                       / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     17.0% (see response to Item 4)
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
                                  HC/CO
-------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT

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-------------------                                           -----------------
CUSIP No. 579062100                13G                        Page 3 of 8 Pages
-------------------                                           -----------------

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

           Robert Day
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
           United States Citizen
-------------------------------------------------------------------------------
  NUMBER OF                   (5) Sole Voting Power
   SHARES                                                                  -0-
 BENEFICIALLY                --------------------------------------------------
  OWNED BY                    (6) Shared Voting Power
    EACH                                                             1,062,791
  REPORTING                  --------------------------------------------------
   PERSON                     (7) Sole Dispositive Power
    WITH                                                                   -0-
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                                                     1,062,791
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     1,062,791
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes
     Certain Shares*                                                       / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     17.0% (see response to Item 4)
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
                                  HC/CO
-------------------------------------------------------------------------------

                  *SEE INSTRUCTIONS BEFORE FILLING OUT

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                                                             Page 4 of 8 Pages

Item 1. (a)   Name of Issuer

              McAfee.Com Corp.

Item 1. (b)   Address of Issuer's Principal Executive Offices

              2805 Bowers Ave.
              Santa Clara, CA 95051

Item 2. (a)   Name of Person Filing
Item 2. (b)   Address of Principal Business Office or, if none, Residence
Item 2. (c)   Citizenship

              The TCW Group, Inc.
              865 South Figueroa Street
              Los Angeles, CA 90017
              (United States Citizen)

              Robert Day
              865 South Figueroa Street
              Los Angeles, CA 90017
              (United States Citizen)

Item 2. (d)   Title of Class of Securities

              Class A Common Stock

Item 2. (e)   CUSIP Number

              579062100

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                                                             Page 5 of 8 Pages

Item 3.  If This Statement Is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
         (c), Check Whether the Person Filing is a:

    (a) / / Broker or dealer registered under section 15 of the Act
            (15 U.S.C. 78o).
    (b) / / Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
    (c) / / Insurance company as defined in section 3(a)(19) of the Act
            (15 U.S.C. 78c).
    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
    (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
    (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
    (g) /X/ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

                   (see Item 7)
                   The TCW Group, Inc.
                   Robert Day (individual who may be deemed to control
                        The TCW Group, Inc. and other entities which hold the Class A Common Stock of the issuer)

    (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
    (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.
    (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).
    If this statement is filed pursuant to Rule 13d-1(c), check this box. / /

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                                                             Page 6 of 8 Pages

ITEM 4.  OWNERSHIP**

The TCW Group, Inc.
-------------------
    (a) Amount beneficially owned: 1,062,791
    (b) Percent of class: 17.0%
    (c) Number of shares as to which the person has:
        (i)   Sole power to vote or to direct the vote: none
        (ii)  Shared power to vote or to direct the vote: 1,062,791
        (iii) Sole power to dispose or to direct the disposition of: none
        (iv)  Shared power to dispose or to direct the disposition of: 1,062,791


Robert Day*
----------
    (a) Amount beneficially owned: 1,062,791
    (b) Percent of class: 17.0%
    (c) Number of shares as to which the person has:
        (i)   Sole power to vote or to direct the vote: none
        (ii)  Shared power to vote or to direct the vote: 1,062,791
        (iii) Sole power to dispose or to direct the disposition of: none
        (iv)  Shared power to dispose or to direct the disposition of: 1,062,791

--------------------------
** The filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is, for the purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Schedule 13G. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

***  Shares reported for Robert Day include shares reported for the TCW
     Group, Inc.


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                                                             Page 7 of 8 Pages

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Various persons other than as described in Item 4 have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Class A Common Stock of McAfee.Com Corp.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         SEE Exhibit A.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable. SEE Exhibits A and B.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

               Because this statement is filed pursuant to Rule 13d-1(b), the following certification is included:

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                                             Page 8 of 8 Pages

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated this 13th day of January, 2000.


                                       The TCW Group, Inc.
                                       By: /s/ Marie M. Bender
                                          -------------------------------
                                           Marie M. Bender
                                           Authorized Signatory


                                       Robert Day
                                       By: /s/ Marie M. Bender
                                          -------------------------------
                                           Marie M. Bender
                                           Under Power of Attorney dated
                                           March 31, 1999, on File with
                                           Schedule 13G for Hibbett
                                           Sporting Goods, Inc. dated
                                           April 8, 1999.